BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Business Number

C24845-2000

Filing Number

20110333787-05

Filed On

05/03/2011

Certificate of Amendment

(Pursuant to NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

Healthmed Services, Ltd.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have

Article 3: "This Corporation is authorized to issue two classes of stock with a total of One Billion(1,000,000,000) shares, of which Nine Hundred Eighty Million (980.000,000) shares are Common Stock, $0.001 par value per share, and Twenty Million (20,000,000), shares are Preferred Stock. $0.001 par value per share. The Board of Directors may designate one or more series of such Preferred Stock and shall establish the rights, restrictions, preferences and privileges for such Preferred Stock from time-to-time by duly authorized resolution.."

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.2%

4.   Effective date and time of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

/s/ R.E. Hoeyul

Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then !he amendment must be approved by the vote. in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 2-6-03